Exhibit 99.1

March 17, 2005

Robert A. Eckert

Chairman & CEO

Dear Bob,

I am pleased to inform you that if you accept this letter agreement, you will be named as a participant eligible for enhanced benefits under the Mattel, Inc. 2005 Supplemental Executive Retirement Plan (the “New SERP”), subject to various terms and conditions, including those set forth in this letter agreement.

Because of the enactment of a new federal income tax law affecting nonqualified deferred compensation, including supplemental retirement plans (the “New Tax Law”), the Mattel, Inc. Amended and Restated Supplemental Executive Retirement Plan, dated as of May 1, 1996, as amended by Amendment No. 1 dated as of November 4, 1999 (as so amended, the “Prior SERP”) has been frozen as of December 31, 2004. The Prior SERP benefits that were vested as of that date are not subject to the New Tax Law, and will continue to be provided under the Prior SERP, unless you accept the enhanced benefits described below and waive your Prior SERP benefits. Benefits that were not vested as of that date will be governed by the New SERP, which is subject to and designed to comply with the New Tax Law.

The New SERP is described in the enclosed summary. A copy of the plan document for the New SERP is available, upon request. In the event of any conflict between this letter agreement or the enclosed summary and the plan document for the New SERP, the plan document for the New SERP will control.

The New SERP has two types of benefits: Part A Benefits, which are computed using the same formula as the Prior SERP, and Part B Benefits, which are enhanced benefits for which selected participants, including you, are eligible. Your Employment Agreement with Mattel dated October 18, 2000, and effective as of May 16, 2000 (your “Employment Agreement”), provides that you will receive a special supplemental retirement benefit under certain circumstances, to the extent necessary so that your aggregate retirement benefits meet the requirements set forth in your Employment Agreement. Neither this letter agreement, which constitutes a post-Effective Date agreement of the type referred to in Section 9.5 of the New SERP, nor your designation as a participant in the New SERP will result in any amendment to your Employment Agreement, although your benefits under the New SERP will be taken into account in determining the extent to which you are entitled to a special supplemental retirement benefit under your Employment Agreement.

In order to be eligible for a Part B Benefit, you must agree to waive your right to benefits under the Prior SERP by accepting this letter agreement as set forth below. Please note that if you do accept this letter agreement, there is no guarantee that you will actually receive any benefits under the New SERP, as they remain subject to your compliance with the requirements of the New SERP regarding your conduct during and after employment.

If you accept this letter agreement, I would appreciate it if you would sign, date and return a copy to me.

Sincerely, MATTEL, INC.
By:	/s/ Alan Kaye
Alan Kaye
SVP Human Resources

Agreed to and accepted by:

/s/ Robert A. Eckert
Robert A. Eckert
Date: April 4, 2005